THE COMMONWEALTH OF MASSACHUSETTS
MICHAEL JOSEPH CONNOLLY
SECRETARY OF THE COMMONWEALTH
STATE HOUSE - BOSTON, MA

SUPPLEMENT TO THE DECLARATION OF TRUST
 We, J. Gary Burkhead, Senior Vice President, and Arthur S. Loring,
Secretary of
Plymouth Securities Trust
82 Devonshire Street
Boston, Massachusetts 02109

do hereby certify that, in accordance with Article XII, Section 7 of the Declaration of Trust of Plymouth Securities Trust, the following Supplement to said Declaration of Trust was duly adopted by a majority vote of the Board of Trustees at a meeting held on July 18, 1991:
VOTED: That the Declaration of Trust as amended and restated on October 12, 1987 be and it hereby is, amended as follows:
That Article I, Section 1 of the Declaration of Trust shall be amended to read as follows:
"This Trust shall be known as `Fidelity Securities Trust'."
That Article I, Section 2(b) of the Declaration of Trust of this Trust shall be amended to read as follows:
 "The `Trust' refers to `Fidelity Securities Trust'."
The foregoing supplement to the Declaration of Trust will become effective January 29, 1992 so long as this Supplement is filed in accordance with Chapter 82, Section 2, of the General Laws.
IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this 20 day of December, 1991.



/s/J. Gary Burkhead  /s/Arthur S. Loring
   J. Gary Burkhead     Arthur S. Loring
      Senior Vice President     Secretary